Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Extends History of Quarterly Dividends With
116th Consecutive Cash Dividend

SARASOTA, FL, December 18, 2025 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic control technologies, announced that its Board of Directors declared a quarterly cash dividend of $0.09 per common share. Helios has declared consecutive quarterly dividends to its stockholders for over 28 years, beginning with the first quarter 1997.

The dividend will be payable on January 21, 2026, to stockholders of record as of January 7, 2026. Helios Technologies has approximately 33.1 million shares of common stock outstanding.

About Helios Technologies
Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisitions. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

For more information, contact:
Tania Almond

Vice President, Investor Relations and Corporate Communication

(941) 362-1333

tania.almond@HLIO.com

Deborah Pawlowski
Alliance Advisors IR
(716) 843-3908
dpawlowski@allianceadvisors.com

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Helios Technologies | 7456 16th St E| Sarasota, FL 34243 | 941-362-1200